Salibello & Broder, LLP
Certified Public Accountants
New York, New York

November 8, 2001

i-CarAuction.com, Inc.
1221 Brickell Avenue
Miami, Florida 33131

We consent to the inclusion in this registration statement on Form SB-2 of our report dated April 14, 2001, on our audits of the financial statements for the year ended December 31, 2000 and for the period December 23, 1999 (date of inception) through December 31, 1999, of i-CarAuction.com, Inc. In addition, we consent to the inclusion in this registration statement on Form SB-2 of our unaudited financial statements for the period ended June 30, 2001 of i-CarAuction.com, Inc.

/s/ Salibello & Broder, LLP
----------------------------------
    Salibello & Broder, LLP